EXHIBIT 21.1

LIST OF SUBSIDIARIES
FACEBOOK, INC.

Andale, Inc. (Delaware)
Edge Network Services Limited (Ireland)
Facebook Ireland Holdings Limited (Ireland)
Facebook Ireland Limited (Ireland)
Facebook Operations, LLC (Delaware)
Pinnacle Sweden AB (Sweden)
Siculus, LLC (Delaware)
Vitesse, LLC (Delaware)